Exhibit 4.23

CONFIDENTIAL

CLINICAL TRIALS GLOBAL MASTER SERVICES AGREEMENT AMENDMENT NO. 1

This Amendment No. 1 is made effective as of the date last signed below ("Amendment No. 1 Effective Date") by and between RedHill Biopharma, Ltd. ("Client") and Quest Diagnostics Clinical Laboratories, Inc. ("Quest Diagnostics").  This Amendment No. 1 amends the Clinical Trials Global Master Services Agreement dated 27-December-2012 to which both Client and Quest Diagnostics are parties (the "Agreemenf').

1.   The purpose of this Amendment No. 1 is to replace Sections 4.1 and 4.2 of the Agreement with the following language:

4.1.    Client Ownership of Data; Inventions. All data, test results, studies and other information generated by Quest Diagnostics in performing the Services (the "Data") shall be the property of the Client. All proprietary, non-public information concerning (a) the study drug and (b) Client's operations (including basic scientific data, prior clinical or laboratory data, formulation information, and research programs supplied by Client to Quest Diagnostics and not in the public domain) ("Client's Confidential Information") shall be considered confidential and shall remain the sole property of Client. Further, except as otherwise provided in Section 4.2 below, all rights to any discovery or invention conceived (or conceived and reduced to practice) in the direct performance of the work conducted under this Agreement (each, an "Invention") shall belong to Client. Quest Diagnostics shall promptly disclose to Client any Invention arising from this Agreement.  Quest Diagnostics agrees to assign to Client, and hereby does assign to Client, the sole and exclusive ownership of and the entire right, title and interest in any Invention hereunder.  Client agrees to reimburse Quest Diagnostics for any patent application drafting costs incurred by Quest Diagnostics in connection with any Invention assigned to Client arising from this Agreement. Quest Diagnostics may assist Client in any further protection or perfection of such Invention to the extent reasonably necessary at a fee to be negotiated and agreed upon by the parties and paid by Client to Quest Diagnostics.

4.2     Quest Diagnostics Intellectual Property. Notwithstanding anything in this Agreement to the contrary, Client and Quest Diagnostics agree that Quest Diagnostics possesses certain intellectual property, including but not limited to inventions, know-how, trade secrets, analytical methods, standard operating procedures, computer technical expertise, software and statistical methodologies originated by Quest Diagnostics prior to or during the Term of this Agreement without benefit of Information provided by Client that is the sole property of Quest Diagnostics ("Quest Diagnostics' Intellectual Property").  Further, to the extent that Quest Diagnostics makes any improvement or addition to Quest Diagnostics' Intellectual Property relating solely to central or diagnostic laboratory analyses and services and/or medical diagnostic assays and methods in the course of performing this Agreement or otherwise, such improvement and/or addition to Quest Diagnostics' Intellectual Property shall be the sole and exclusive property of Quest Diagnostics and Quest Diagnostics shall grant and hereby grants to Client an irrevocable, perpetual, worldwide, non-exclusive, royalty-free, sublicensable, and transferable license to such improvement or addition to Quest Diagnostics' Intellectual Property. For clarity, any improvement or addition to Quest Diagnostics' Intellectual Property utilizing, incorporating, or including any Confidential Information of Client shall be considered an Invention under Section 4.1 owned exclusively by Client, and Quest Diagnostics hereby does assign to Client the sole and exclusive ownership of and the entire right, title and interest in any such improvement, addition or Invention utilizing, incorporating or including any Confidential Information of Client.  Finally, in the course of working

RedHill Biopharma, Ltd. I Quest Diagnostics Clinical Laboratories, Inc.
Clinical Trials Global Master Services Agreement, Amendment No. 1

CONFIDENTIAL

with Quest Diagnostics hereunder, Client may become aware of other, non-public information about Quest Diagnostics and its business that Quest Diagnostics considers confidential, which shall be considered confidential and shall remain the sole property of Quest Diagnostics (such information, together with Quest Diagnostics' Intellectual Property, is referred to hereinafter as "Quest Diagnostics Confidential Information").

2.     All other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment No. 1, the terms of this Amendment No. 1 shall control.

5.              The parties hereto agree to be bound by this Amendment No. 1 as of the Effective Date by their authorized signature below.

REDHILL BIOPHARMA LTD.	QUEST DIAGNOSTICS CLINICAL LABORATORIES, INC.

Authorized Signature	Authorized Signature

Dror Ben-Asher
Name Printed	Name Printed

CEO
Title	Title

June 19, 2014
Date	Date

RedHill Biopharma, Ltd. I Quest Diagnostics Clinical Laboratories, Inc.
Clinical Trials Global Master Services Agreement, Amendment No. 1